MEMBERSHIP AGREEMENT

THIS AGREEMENT made the 28th day of March, 2002.

BETWEEN:

TITANIUM INTELLIGENCE, INC., a Nevada corporation with an office at 14th Floor, 265 West 37th Street, New York, New York 10018

("Titanium")

AND:

ZHEJIANG WEILAI GROUP COMPANY, a limited company formed in the People's Republic of China in the Province of Zhejiang.

(the "member")

WHEREAS:

A. Titanium operates an Internet textile trade center on its website http://www.titanium-intelligence.com to promote textile products manufactured in China;

B. Titanium is seeking textile products manufacturers in China to register as members to showcase their textile products on its Internet textile trade center;

C. Titanium, through the use of its Internet textile trade center, can accept orders to purchase textile products from users; and

D. Member wishes to use the services of Titanium's Internet textile trade center and list its textile products on Titanium's Internet textile trade center.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, Titanium and the member covenant and agree as follows:

1. USE OF INTERNET TEXTILE TRADE CENTER

1.1 Upon the completion of an online application form and execution this membership agreement, the member will be allowed to use Titanium's Internet textile trade center to showcase its textile products for sale.

1.2 The member will be given a user name and a password to log into the members only area of Titanium's Internet textile trade center, within which the member may add its textile products for listing on Titanium's Internet textile trade center.

2. TRANSMISSION OF PURCHASE ORDER TO MEMBER

2.1 Whenever Titanium receives a purchase order from an user of its Internet textile trade center for a product listed by the member, Titanium will forward the purchase order, including credit card information of the purchaser, to the member through email at the email address provided by the member on the application form.

2.2 The member shall be solely responsible for arranging for the shipment of products purchased by users of Titanium's Internet trade center to the purchaser.

2.3 The member shall be solely responsible for processing credit card payments by the purchasers for the purchase of its textile products through the use of Titanium's Internet textile trade center.

3. ASSISTANCE IN WHOLESALE TRANSACTIONS

3.1 Whenever Titanium receives an indication of interest from a wholesale buyer to purchase a product listed by the member, Titanium will contact the member and assist the member in:

(a) establishing communication with the prospective wholesale buyer;

(b) gathering company information on the prospective wholesale buyer;

(c) negotiating pricing and delivery terms for the products with the prospective wholesale buyer;

(d) finalization of sales agreement between the member and the prospective wholesale buyer; and

(e) promoting other related products of the member to the prospective wholesale buyer.

3.2 The member shall be solely responsible for arranging for the shipment of products purchased by the wholesale buyer.

3.3 The member shall be solely responsible for processing payments by the wholesale buyer for the purchase of its textile products through the use of Titanium's Internet textile trade center.

4. OBLIGATIONS OF THE MEMBER

4.1 For services provided by Titanium and Titanium's Internet textile trade center, the member agrees to pay Titanium the service fees in accordance with Schedule "A". The service fees will be due and payable by the member at the end of each month when Titanium submits its invoice to the member.

4.2 The member shall promptly fulfil the purchase orders forwarded by Titanium to the member. In the event that the member cannot fulfil a particular purchase order, the member shall notify Titanium by email or telephone within 48 hours of the dispatch of purchase order by Titanium.

4.3 The member shall maintain the confidentiality of purchasers' credit card information forwarded to it by Titanium. The member shall charge to the purchasers' credit cards only the total amount of purchase price plus any shipping and handling charge. If Titanium receives any dispute from a purchaser, the member agrees to resolve its dispute with the purchaser directly and reimburse Titanium for any costs incurred in connection with the dispute.

5. DEFAULT

5.1 Upon default of the member in the performance of its obligations in this Agreement, Titanium may unilaterally terminate its services to the member and may remove the member's products from its Internet textile trade center.

5.2 The remedies to which Titanium hereto may resort are cumulative and not exclusive of any other remedies allowed by law or equity to which such party may be entitled, and Titanium will be entitled to pursue any and all of its remedies concurrently, consecutively, and alternatively.

6. TIME OF THE ESSENCE

6.1 Time is of the essence of this Agreement.

7. ARBITRATION

7.1 Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same will be referred to a single arbitrator pursuant to the Foreign Trade Arbitration Commission of the China Council for the Promotion of International Trade, and the determination of such arbitrator will be final and binding upon the parties hereto.

8. VALIDITY OF AGREEMENT

8.1 This agreement after its execution by the parties involved shall remain in force for 10 years or until it is terminated earlier by the parties involved in writing. If either party wishes to extend this Agreement, the party shall provide notice in writing to the other party one month prior to the expiration of the Agreement.

9. ENTIRE AGREEMENT

9.1 The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements, whether oral or written, between the parties with respect to the subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Agreement.

10. COUNTERPARTS

10.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

11. ELECTRONIC MEANS

11.1 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

WITNESS whereof the parties have executed this Agreement as of the date set forth on page one of this Agreement.

TITANIUM INTELLIGENCE, INC.

Per:/s/ signed
Authorized Signatory

ZHEJIANG WEILAI GROUP COMPANY

Per: /s/ signed
Authorized Signatory

SCHEDULE "A"

Transactional Service Fees

Amount of Purchase in a Purchase Order	Percentage Service Fee
$0 - $500	1%
$500 - $3,000	3%
Wholesale	5%